Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

February 21, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX:	ERF.UN
NYSE:	ERF

ENERPLUS OPENS DENVER OFFICE AND
APPOINTS U.S. COUNTRY MANAGER

Mr. Gordon J. Kerr, President & Chief Executive Officer of Enerplus Resources Fund (“Enerplus”) is pleased to announce today the opening of a new U.S. office in Denver, Colorado. The office will be responsible for the day to day operation of Enerplus’ Sleeping Giant project in Montana, and managing the development of our land base in the Williston Basin. The Denver office will also assist Enerplus’ Calgary office in the pursuit of future growth and acquisition opportunities in the United States. The Denver office will operate as Enerplus Resources (USA) Corporation and is located in the Wells Fargo Center, 1300, 1700 Lincoln Street, Denver, Colorado 80203.

The Sleeping Giant project in Montana is Enerplus’ single largest producing property and currently produces over 10,000 BOE/day, net to Enerplus, of light sweet crude oil and natural gas from the Bakken formation. This property was acquired in 2005 through the purchases of Lyco Energy Corporation and Sleeping Giant LLC. Enerplus also owns 120,000 net acres of prospective undeveloped land in the Williston Basin which will be further evaluated by the Denver staff.

Enerplus is currently recruiting for a number of open positions in Denver and interested parties are encouraged to visit our web site at www.enerplus.com for more information.

Mr. Kerr is also pleased to announce that Mr. Ward Polzin has joined Enerplus as our U.S. Country Manager. Ward brings a wealth of industry and U.S. experience to the position with a varied background in both major and independent producers, banking, private equity, investment banking, third party engineering, and most recently Merger, Acquisition & Divestment advisory experience as a Managing Director for a major financial institution in Houston, Texas.

Mr. Kerr welcomes Mr. Polzin to Enerplus. His experience and expertise will be a valuable addition to the Enerplus team.

Created in 1986, Enerplus Resources Fund is North America’s oldest and one of the largest conventional oil and natural gas income funds. Enerplus Resources Fund offers investors the benefits of owning a diversified portfolio of crude oil and natural gas producing properties with predictable production profiles, long reserve life indices, high cash netbacks and opportunities for low risk development. The net cash flow from these properties supports distributions made to Unitholders on a monthly basis, providing investors with a superior investment within the energy sector. Enerplus trades on both the Toronto Stock Exchange and the New York Stock Exchange, with an average trading volume of over 500,000 units per day and a current enterprise value exceeding CDN$7 Billion.

For further information, please contact Eric Tremblay, Senior Vice President, Capital Markets or the Investor Relations Department at 1-800-319-6462.

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.